IMMEDIATE ACTION NEEDED!
Sound Point Floating Rate Income Fund

    URGENT PROXY VOTING REQUEST
Dear Shareholder:

We recently sent you proxy materials regarding the Special Meeting of Shareholders for the Sound Point Floating Rate Income Fund to be held on December 7, 2015.   These materials describe the proposal and ask for your vote on this important issue.
Our records indicate that we have not received your vote! We encourage you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting.

Voting is quick and easy. Please vote now using one of these methods	1.Call 1-844-700-1486 to Speak with a Live Agent and Vote
For you convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.
2.Vote By Internet - www.2voteproxy.com/SPFR
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
3.Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
4.Vote by Touch-Tone Phone 1-800-830-3542
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

PLEASE VOTE YOUR PROXY NOW

The Board of Trustees recommends that you vote “FOR” the proposal.

If you have already voted, thank you for your response.  If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-844-700-1486.  In addition, all proxy materials are conveniently available online at the website noted on the enclosed proxy voting card.  We appreciate your immediate attention. Thank you.